Sub-Item 77M

	Pursuant a Prospectus/Proxy Statement on Form N-14 (File No. 333-66084), which was filed with the Commission on July 27, 2001, amended on August 17, 2001 and September 26, 2001, and declared effective by the Commission on October 1, 2001, the Balanced Portfolio, the Global Equity Portfolio, the
Global Income Portfolio, the Growth and Income Portfolio, the Growth Portfolio, the High Grade Fixed Income Portfolio, the High Income Portfolio, the Small Cap Portfolio, and the Strategic Income Portfolio (each an "Acquired Portfolio") of Brinson Series Trust were merged (the "Mergers") into, respectively, the Total Return Portfolio, the International Portfolio, the Global Bond Portfolio, the Growth and Income Portfolio, the Growth Portfolio, the U.S. Government/High Grade Securities Portfolio, the High Yield Portfolio, the Quasar Portfolio, and the Global Bond Portfolio (each an "Acquiring Portfolio" and, collectively, together with the Acquired Portfolios, the "Portfolios") of the Registrant.
The Mergers were effected on October 26, 2001 pursuant to nine separate Agreements and Plans of Acquisition and Termination, under which each Acquiring Portfolio acquired all of the assets of the corresponding Acquired Portfolio in exchange for the issuance of shares of the Acquiring Portfolio and for the assumption by the Acquiring Portfolio of stated liabilities of the Acquired Portfolio. The aggregate net asset value of the shares issued by each Acquiring Portfolio was equal at the time of the Merger to the aggregate net asset value of the corresponding Acquired Portfolio less the value of the liabilities of the Acquired Portfolio assumed by the Acquiring Portfolio.

	At a meeting held on July 25, 2001, the Trustees of Brinson Series Trust unanimously approved each Merger and recommended approval by the Trust's
shareholders.   The shareholders of Brinson Series Trust in turn approved each
Merger at a special meeting held on October 26, 2001. The Directors of the Registrant approved each Merger at a meeting held on July 17-19, 2001.